STOCK AND ASSET PURCHASE AGREEMENT

            by and between

        HDPR ACQUISITIONS CORP.,

                  and

         CB ACQUISITIONS CORP.,

               as Buyers,





                  and





         SEABOARD CORPORATION,

               as Seller









________________________________________

   Dated as of November 9, 1998
________________________________________



                         TABLE OF CONTENTS
Section                                                      Page
     1.   Purchase and Sale of the Assets and the Shares;
          Assumption of Assumed Liabilities. . . . . . . . . . .2

     2.   Closing; Purchase Price Adjustment.. . . . . . . . . 10

     3.   Conditions to Closing. . . . . . . . . . . . . . . . 13

     4.   Representations and Warranties of Seller.. . . . . . 17

     5.   Covenants of Seller. . . . . . . . . . . . . . . . . 20

     6.   Representations and Warranties of Buyer. . . . . . . 27

     7.   Mutual Covenants.. . . . . . . . . . . . . . . . . . 28

     8.   Employee Matters . . . . . . . . . . . . . . . . . . 31

     9.   Further Assurances.. . . . . . . . . . . . . . . . . 31

     10.  Indemnification. . . . . . . . . . . . . . . . . . . 32

     11.  Tax Matters. . . . . . . . . . . . . . . . . . . . . 36

     12.  Assignment.. . . . . . . . . . . . . . . . . . . . . 41

     13.  No Third-Party Beneficiaries.. . . . . . . . . . . . 41

     14.  Termination. . . . . . . . . . . . . . . . . . . . . 41

     15.  Survival of Representations. . . . . . . . . . . . . 44

     16.  Expenses.. . . . . . . . . . . . . . . . . . . . . . 45

     17.  Amendments.. . . . . . . . . . . . . . . . . . . . . 45

     18.  Notices. . . . . . . . . . . . . . . . . . . . . . . 46

     19.  Interpretation.. . . . . . . . . . . . . . . . . . . 47

     20.  Counterparts.. . . . . . . . . . . . . . . . . . . . 47

     21.  Entire Agreement.. . . . . . . . . . . . . . . . . . 47

     22.  Fees.. . . . . . . . . . . . . . . . . . . . . . . . 48

     23.  Severability.. . . . . . . . . . . . . . . . . . . . 48

     24.  Governing Law; Consent to Jurisdiction.. . . . . . . 48

     25.  Waiver of Trial by Jury. . . . . . . . . . . . . . . 49


EXHIBITS

B

C

D

E

F

G    SCHEDULES





                 STOCK AND ASSET PURCHASE AGREEMENT
     Stock and Asset Purchase Agreement dated as of November 9,
1998, by and between HDPR Acquisitions Corp. ("HDPR") and CB
Acquisitions Corp. ("CB"), Puerto Rico corporations (each, a "Buyer" and, collectively, "Buyers"), and Seaboard Corporation, a Delaware corporation ("Seller").

     WHEREAS HDPR desires to purchase from Seller and Seller desires to sell to HDPR all the Holsum Assets (as defined below), and HDPR desires to assume all the Assumed Liabilities (as defined below) relating to the Holsum Business (as defined below) on the terms and subject to the conditions set forth herein; and
     WHEREAS CB desires to purchase from Seller and Seller desires to sell to CB all the issued and outstanding shares of capital stock (the "Shares") of Seaboard Bakeries, Inc. ("Seaboard Bakeries"), a Delaware corporation and a wholly owned subsidiary of Seller, and the Seaboard Bakeries Trademarks (as defined below), to the extent not owned directly by Seaboard Bakeries;
     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable con sideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

     1.   Purchase and Sale of the Assets and the Shares;
          Assumption of Assumed Liabilities.

          (a) Purchase and Sale of the Assets and the Shares; Purchase Price Allocation. (i) On the terms and subject to the conditions of this Agreement, (A) Seller will sell, transfer, assign, convey and deliver to HDPR, and HDPR will purchase from Seller, the Holsum Assets, and (B) Seller will sell, transfer, assign, convey and deliver to CB, and CB will purchase from Seller, the Shares and the Seaboard Bakeries Trademarks (to the extent not owned direct directly by Seaboard Bakeries) for an aggregate purchase price equal to $74,500,000 plus the assumption of the Assumed Liabilities (the "Purchase Price"), payable as set forth below in Section 2(a), and subject to adjustment as provided in
Section 2(b).

               (ii)  Without affecting Seller's obligations
hereunder, Seller shall have the right to transfer the Holsum Assets and the Assumed Liabilities related to the Holsum Business to a newly formed wholly owned limited liability company on or prior to the Closing Date and to cause such limited liability company to transfer the Holsum Assets and the Assumed Liabilities related to the Holsum Business pursuant to this Agreement. Seller shall not use the name Holsum Bakers' in connection with the Business after the Closing Date and shall change the name no later than six months after the Closing Date (or earlier if necessary in order to allow
Buyer to use the name). Seller agrees to execute any consent that may be required in connection with Buyer's use of such name.
               (iii) Seller and Buyers agree that the Purchase Price shall be allocated as follows: $67,500,000 plus the assumption of the Assumed Liabilities for the Holsum Assets, and $7,000,000 for the Shares and the Seaboard Bakeries Trademarks. The allocation of the purchase price among the Holsum Assets will be agreed to between Seller and HDPR after the date hereof; provided, however, that to the extent that HDPR requests, and Seaboard agrees, that any portion of the purchase price be allocated to the Restrictive Covenant, (as defined below), HDPR shall indemnify Seller for any Puerto Rico income tax payable by Seller attributable to such Restrictive Covenant in excess of the amount of Puerto Rico income tax thereon that would be payable by Seller if no portion of the purchase price had been allocated to such Restrictive Covenant, any interest and penalties and for any taxes payable with respect to this indemnity (gross up). Buyers and Seller agree to file all income, franchise and other tax returns, and execute such other documents or instruments as may be required by any governmental authority in a manner consistent with such allocations.
          (b) Holsum Assets. The term "Holsum Assets" shall mean the right, title and interest of Seller and any affiliate of Seller in the assets of Seller or such affiliate used or held primarily in the conduct of the business (the "Holsum Business") of the Holsum
Bakers of Puerto Rico division of Seller ("Holsum Bakers"), wherever located and whether or not reflected on the books of Seller or such affiliate, whether tangible or intangible, whether real, personal or mixed, and whether existing on the date hereof or acquired hereafter, but excluding prepaid or deferred tax assets. Without limiting the generality of the foregoing, the Holsum Assets include, among other things, the following:
                           (i)     Real Property.  The real property
described on Schedule 1(b)(i) hereto, together with all buildings, improvements and fixtures thereon and all rights (including, but not limited to, any rights that Seller may possess over any other properties, such as any related rights of way or options), privileges and easements appurtenant thereto (the "Real Property");

                          (ii)     Equipment.  All machinery, equipment,
vehicles, parts, supplies, fixtures, computers, trade fixtures and furnishings, whether leased or owned, that are located on the Real Property on the date hereof or otherwise used primarily in connection with the Holsum Business (the "Equipment"), including without limitation the Equipment set forth on Schedule 1(b)(ii);

                         (iii)     Contracts.  All contracts, leases,
agreements, commitments, purchase orders and other legally binding arrangements, whether oral or written, to which Seller is a party or by which Seller is bound which are related to the Holsum Business, including but not limited to those listed on
Schedule 1(b)(iii) (the "Contracts");

                          (iv)     Inventory.  All inventory, goods,
materials and supplies that are used in the Holsum Business (the
"Inventory") and that are owned by Seller on the Closing Date;

                           (v)     Computer Software.  To the extent
permitted by the relevant license agreement, all computer software (including, without limitation, licenses, warranties and documentation related thereto and related objects and source codes) primarily utilized in the Holsum Business;

                          (vi)     Records.  All information, files, records,
data and plans relating to the operation of the Holsum Business, including, without limitation, maintenance records and manuals, and as-built drawings and surveys (provided that Seller shall have the right to retain copies of any or all such records);

                         (vii)     Licenses, Licensing Agreements and
Permits. To the extent permitted by law and the terms of the license or permit, all permits, authorizations, licenses, licensing agreements, privileges and rights related to the Holsum Business, including all government authorizations, permits and licenses;
                        (viii) Intellectual Property. Any and all patents, patent applications (whether filed, unfiled or being prepared), invention disclosures, trademarks (whether registered or unregistered), trademark registrations, trademark applications (whether filed, unfiled or being prepared), trade names, copyrights (registered or unregistered), copyright applications (whether filed, unfiled or being prepared), service marks (registered or unregistered), service mark applications (whether filed, unfiled or being prepared), all together with the goodwill of the Holsum Business associated with such marks or names, trade secrets, technology, inventions, know how, processes and confidential and proprietary information, including any being developed (including, but not limited to, drawings, designs, manufacturing data, design data, test data, operational data, engineering drawings, formulae, computer programs, computer software and manuals), whether or not subject to statutory registration, and Seller's patent and trademark files (or copies thereof) on all such intellectual property, and all other intellectual property and all rights thereunder, or in respect thereof, in each and every case referred to in this Section 1(b)(viii) relating primarily to the Holsum Business, including without limitation the trademarks and service marks listed on
Schedule 1(b)(viii); provided that Seller expressly disclaims any warranty, express or implied, that it owns or has the exclusive right to use the same or that any of the intellectual property transferred does not violate or infringe upon the intellectual property rights of any third person;

                          (ix)     Accounts Receivable.  All accounts
receivable owed to the Holsum Business and generated from sales of products of the Holsum Business;

                           (x)     Cash.  All cash and investments held by or
for the account of Holsum Bakers on the Closing Date to the extent that the sum of the Seaboard Bakeries Dividend (as defined below) and the Holsum Cash Balance (as defined below) exceeds $30,488,851; and

                          (xi)     Other Assets.  All other assets of the
Holsum Business not described above reflected on the August 1, 1998, balance sheet set forth as Schedule 1(b)(xi) (the "Balance
Sheet"), to the extent such assets have not been sold in the ordinary course of business or by persons under the direct or indirect supervision of Mr. Ramon Calderon.

          (c) Seaboard Bakeries Assets. The term "Seaboard Bakeries Assets" shall mean the right, title and interest of Seller and any affiliate of Seller, including Seaboard Bakeries, in the assets of Seller or such affiliate used or held primarily in the conduct of the business of Seaboard Bakeries (the "Seaboard Bakeries Business"), wherever located and whether or not reflected on the books of Seller or such affiliate, whether tangible or intangible, whether real, personal or mixed, and whether existing on the date hereof or acquired hereafter. Without limiting the generality of the foregoing, the Seaboard Bakeries Assets include, among other things, the types of assets described in Section 1(b) above, but relating to the Seaboard Bakeries Business instead of the Holsum Business, and the assets of the Seaboard Bakeries Business listed in the schedules specified in Section 1(b).

          (d) Seaboard Bakeries Trademarks. The term "Seaboard Bakeries Trademarks" shall mean the trademarks, service marks, trade names and other intellectual property of the type described in
Section 1(b)(viii) used exclusively by the Business, including that set forth on Schedule 1(d). Seller makes no warranty, express or implied, that the Seaboard Bakeries Trademarks do not infringe upon the intellectual property rights of any other person or that it owns or has the exclusive right to use the same.

          (e)  The term "Assets" means, collectively, the Holsum
Assets and the Seaboard Bakeries Assets. The term "Business" means, collectively, the Holsum Business and the Seaboard Bakeries
Business.

          (f) EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, BUYERS TAKE THE ASSETS "AS IS" AND BUYERS ACKNOWLEDGE THAT, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED HEREIN, NEITHER SELLER NOR ANY PREDECESSOR OR SUCCESSOR IN INTEREST OF SELLER NOR ITS EMPLOYEES, REPRESENTATIVES, AGENTS OR ASSIGNS HAS MADE, NOR SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO VALUE, CONDITION, MERCHANTABILITY, DESIGN, QUALITY, DURABILITY, OPERATION, OR FITNESS FOR USE OR PURPOSE OF SUCH ASSETS, OR ANY OTHER REPRESENTATION OR WARRANTY WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO SUCH ASSETS, OR ANY COMPONENT THEREOF, IT BEING AGREED THAT ALL RISKS INCIDENT THERETO ARE TO BE BORNE BY BUYERS IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN SUCH ASSETS OR ANY COMPONENT PART THEREOF, OF ANY NATURE, WHETHER PATENT OR LATENT, AND THAT SELLER SHALL HAVE NO RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO. This provision is intended as a complete exclusion and negation of any warranties by Seller, express or implied, with respect to the Assets or any component thereof, other than the warranties set forth herein.

          (g) Assumed Liabilities. On the Closing Date, HDPR and CB shall assume, and shall thereafter pay, perform and discharge when due by their terms or as required by law, all the obligations and liabilities of Seller related to the Holsum Business and the Seaboard Bakeries Business, respectively, other than Retained Liabilities (as defined below), all in accordance with their terms (the "Assumed Liabilities"), including, but not limited to, (i) all liabilities included in the balance sheet of Holsum Bakers as of the Closing Date to be prepared by the parties (the "Closing Date Balance Sheet"); (ii) all obligations to perform the Contracts;
(iii) all liabilities or claims arising from the operations of the Holsum Business and the Seaboard Bakeries Business, respectively (whether accruing prior to or after the Closing Date), other than Retained Liabilities; (iv) all liabilities arising under all employee benefit plans of Holsum Bakers and Seaboard Bakeries relating to all present and former employees of Holsum Bakers and Seaboard Bakeries (the "Plans"), including all unfunded liabilities under such Plans relating to such employees, any liability arising from any "deemed termination" of any such Plan, any liability arising from prior violations of law with respect to the Plans, any liability for violations of the minimum funding rules, any liability for violations of the reporting and disclosure rules, any liability for any past or present breach of fiduciary rules, any liability for any violation of rules under the Internal Revenue Code, any liability for any breach of ERISA, any liability for breach of COBRA rules, any liability for the failure to file any Form 5500 for prior years and the responsibility for Form 5500 filings in all subsequent years, any liability or responsibility with respect to any audit of the Plans, and all responsibility for any and all reporting requirements under Section 4043 of ERISA; (v) all claims and liability arising from the termination or deemed termination of any contract, whether under Act 75 of the Legislature of Puerto Rico or otherwise; and (vi) all liabilities as successor employer of the employees of the Business, including but not limited to any existing or future claim of wrongful termination, discrimination or any other claims related to terms and conditions of employment; but excluding Retained Liabilities, which Retained Liabilities will be retained by Seller. In addition, the Assumed Liabilities shall include liability for any WARN Act, severance, or other labor or employment obligations or claims under United States law, the law of the Commonwealth of Puerto Rico, or any local law or ordinance arising from or relating to the sale of the Assets and the Shares or the operation of the Business, other than Retained Liabilities.

          (h) Retained Liabilities. The term "Retained Liabilities" shall mean, with respect to both Holsum Bakers and Seaboard Bakeries, (i) all liability relating to or arising from the claims identified on Schedule 1(h)(i), except to the extent of any amount reserved for such claims on the Balance Sheet and indicated on said schedule; (ii) any liability under any agreement entered into by Seller or Seaboard Bakeries that (A) is not listed on
Schedule 1(b)(ii) and (B) was entered into on behalf of Seller or Seaboard Bakeries by officers or employees of Seller or Seaboard Bakeries not under the direct or indirect supervision of Mr. Ramon Calderon, but only if any such agreement was not actually or constructively known to Buyers on the date hereof; and (iii) any liability arising from any action taken by officers or employees of Seller or Seaboard Bakeries not under the direct or indirect supervision of Mr. Ramon Calderon, and which action was not actually or constructively known to Buyers on the date hereof.

          (i) Withholding. All payments relating to the Purchase Price, including all payments of principal and interest due on the Note (as defined below) shall be made without any withholding or deduction of any kind other than (i) those relating to payments on account of the Restrictive Covenant (as defined below) and
(ii) those required as a result of any change in any applicable law or regulation adopted after the date hereof. In the event that any such change in law is adopted prior to the Closing Date, the parties shall negotiate in good faith the net effect, if any, of such change in law on the economic benefit to be derived by Seller from the transactions contemplated herein. If such net effect is, in the reasonable opinion of Seller, adverse to Seller, Seller may terminate this Agreement pursuant to Section 14(a)(iv); provided, however, that Seller shall not have this termination right if Buyers agree to fully indemnify Seller to the extent of such adverse effect. Seller shall not have any termination right as a result of any change in law adopted after the Closing Date.

     2.   Closing; Purchase Price Adjustment.

          (a) Closing. The closing (the "Closing") of the purchase and sale of the Holsum Assets and the Shares shall be held simultaneously at the offices of McConnell Vald,s (in the case of the Holsum Assets) and at the principal offices of Seaboard Corporation in Shawnee Mission, Kansas (in the case of the Shares), at 10:00 a.m. on November 30, 1998, or if the conditions to Closing set forth in Section 3 of this Agreement shall not have been satisfied by such date, as soon as practicable after such conditions shall have been satisfied or, if permitted, waived. The parties agree that title to the Shares shall pass to Buyer in Shawnee Mission, Kansas, and agree that this agreement was negotiated and signed by Seller outside Puerto Rico. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date." At the Closing, Buyers shall deliver to Seller
(i) immediately available funds in an amount equal to $66,500,000, by wire transfer to one or more bank accounts designated in writing by Seller, (ii) a subordinated promissory note substantially in the form of Exhibit A in a principal amount equal to $8,000,000, duly executed by HDPR and CB (the "Note"), subordinate only to Buyers' acquisition financing (including senior and subordinated debt not exceeding $80,000,000), (iii) an assumption agreement or agreements in form and substance reasonably satisfactory to Seller, duly executed by Buyers (the "Assumption Agreement"), (iv) a guaranty agreement substantially in the form of Exhibit B duly executed by Mr. Ramon Calderon (the "Guaranty"), and secured by a lien on all the issued and outstanding Capital Stock of CB and Seaboard Bakeries, subordinate only to Buyers' acquisition financing (including senior and subordinated debt not exceeding $80,000,000);
(v) mortgage (in the amount of $9,000,000) and security agreements in form and substance reasonably satisfactory to Seller on the Assets and the Shares, subordinate only to Buyers' acquisition financing (including senior and subordinated debt not exceeding $80,000,000) securing the Note, Mr. Ramon Calderon's obligations under the Guaranty and all obligations owing under this Agreement, the agreement relating to the acquisition of the assets of Harinas de Puerto Rico, Inc. or under any other documents or instruments delivered in connection therewith, (vi) if a mortgagee title policy is required by the banks providing the acquisition financing, a mortgage title insurance policy to Seller with respect to the mortgage describe above and (vii) the other documents described in
Section 3(b). Concurrently, Seller shall deliver or cause to be delivered to Buyers (w) duly executed real property deeds and bills of sale in form and substance reasonably satisfactory to Buyers, (x) such other instruments of sale, assignment, transfer or conveyance, in form and substance reasonably satisfactory to Buyers and their counsel, as are necessary to convey to Buyers good, and in the case of real property, recordable, title to the Assets (provided that title to the Seaboard Bakeries Assets, other than the Seaboard Bakeries Trademarks, shall be transferred to CB by transfer of the Shares), (y) to CB, in Shawnee Mission, Kansas, certificates representing the Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, and (z) the other documents described in Section 3(a).
          (b) Purchase Price Adjustment. (i) On the Closing Date, Seller shall prepare and deliver to Buyers a statement setting forth the balance of cash and cash equivalents (including short term and long term investments) held by or for the account of each of Holsum Bakers and Seaboard Bakeries on the Closing Date (the "Cash Balance").
                          (ii)     At the Closing, Seaboard Bakeries
may, if determined by Seller, pay a dividend to Seller in an amount equal to the lesser of (A) its Cash Balance, and (B) $30,488,851 (the "Seaboard Bakeries Dividend"). To the extent that the sum of the Seaboard Bakeries Dividend and the Holsum Bakers Cash Balance is less than $30,488,851, the Purchase Price payable in immediately available funds shall be increased by the amount by which such sum is less than $30,488,851. Seller shall have the right to determine not to pay the Seaboard Bakeries Dividend or to pay such dividend in an amount that is less than the amount set forth above (but not in excess of $30,488,851), in which event, Seaboard Bakeries shall lend to CB at the time of the Closing the difference between the amount that it could have paid as the Seaboard Bakeries Dividend and the amount actually paid.

                         (iii)     The Purchase Price shall also be
increased by an amount equal to the interest from November 1, 1998, until such date as Buyers and Seller consummate the Closing, (A) at the rate of 6% per annum, with respect to $30,488,851, and (B) at the rate payable by Buyers under their senior acquisition debt, with respect to $74,500,000. Interest shall be computed on the basis of a 360-day year and the actual number of days elapsed, provided that if Buyers' acquisition financing provides for the calculation of interest on the basis of twelve 30-day months, interest shall be calculated on that basis.

     3.   Conditions to Closing.
          (a) Buyer's Obligation. The obligation of Buyers to purchase the Assets and the Shares is subject to the satisfaction
(or waiver by Buyers) as of the Closing of the following conditions:

                           (i)     The representations and warranties of
Seller made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing, as though made on and as of the Closing Date, and Seller shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by Seller by the time of the Closing; and Seller shall have delivered to Buyers a certificate dated the Closing Date and signed by an authorized officer of Seller confirming the foregoing.

                          (ii)     Buyers shall have received an opinion or
opinions dated the Closing Date of Fiddler Gonz lez & Rodriguez,
LLP, Sullivan & Worcester LLP or David Becker, Esq., in form and substance reasonably satisfactory to Buyers.

                         (iii)     The waiting period under the Hart-Scott-
Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated.

                          (iv)     Seller shall have delivered to the
relevant Buyer the following documents, certified by the Secretary or any Assistant Secretary of Seller, as appropriate:

                         (A)  the charter, by-laws and corporate
          books of Seaboard Bakeries;

                         (B)  the resolution or resolutions of the
          board of directors of Seller authorizing the transactions contemplated hereby;

                         (C)  a document evidencing the authority
          and incumbency of the persons executing documents on behalf of Seller relating to the transactions contemplated hereby;

                         (D)  deeds of purchase and sale in form
          and substance reasonably satisfactory to Buyers conveying good and recordable title to the Real Property, free and clear of all liens other than those set forth on the title studies or title insurance policies set forth as Schedule 3(a)(iv)(D), easements and restrictions of record which do not unreasonably interfere with the use of the premises as presently used, and those created by officers and employees of Seller or Seaboard Bakeries under the direct or indirect supervision of Mr. Ramon Calderon (collectively, "Permitted Encumbrances");

                         (E)  such bills of sale, assignments, and
          other instruments of transfer and conveyance as may be necessary to evidence and effect the sale, assignment, transfer, conveyance and delivery to Buyers of good title to the Assets and the Shares, free and clear of all liens other than Permitted Encumbrances, but which shall contain no additional warranties (provided that title to the Seaboard Bakeries Assets that are owned directly by Seaboard Bakeries shall be transferred to CB by transfer of the Shares).

                           (v)     Buyers shall have received the financing
necessary to consummate the transactions contemplated hereby.
                          (vi)     There shall not have occurred any material
adverse change in the Business caused by fire, explosion, acts of God or of the public enemy, natural disasters or events of similar nature occurring after the date hereof.

                         (vii)     All the conditions to the obligations of
HDPR Acquisitions Corp. to consummate the closing contemplated by the agreement relating to the acquisition of the assets of Harinas de Puerto Rico, Inc. (the "Harinas Acquisition") shall have been satisfied or waived by HDPR Acquisitions Corp. and such closing shall be consummated simultaneously with the Closing hereunder.

          (b) Seller's Obligation. The obligation of Seller to sell and deliver the Assets and the Shares to Buyers is subject to the satisfaction (or waiver by Seller) as of the Closing of the following conditions:

                           (i)     The representations and warranties of
Buyers made in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date as though made on and as of the Closing Date, and each Buyer shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by such Buyer by the time of the Closing; and each Buyer shall have delivered to Seller a certificate dated the Closing Date and signed by an authorized officer of such Buyer confirming the foregoing.

                          (ii)     Seller shall have received an opinion
dated the Closing Date of McConnell Vald,s, counsel to Buyers, in form and substance reasonably satisfactory to Seller.

                         (iii)     The waiting period under the HSR Act shall
have expired or been terminated.

                          (iv)     Each Buyer shall have delivered to Seller
the following documents, certified by the Secretary or any Assistant Secretary of such Buyer, as appropriate:

                         (A)  copies of the certificate of
          incorporation and by-laws of such Buyer and of the resolution or resolutions of such Buyer authorizing the transactions contemplated hereby;

                         (B)  a document evidencing the authority
          and incumbency of the persons executing documents on behalf of such Buyer relating to the transactions contemplated hereby;

                          (C)  the Note;

                         (D)  the Assumption Agreement; and

                         (E)  the documents referred to in Section
          2(a)(iv), (v) and (vi).

                           (v)     Seller shall have received a favorable
ruling in relation with its ruling request to the Puerto Rico
Treasury Department dated October 7, 1998.

                          (vi)     All the conditions to the obligations of
Harinas de Puerto Rico, Inc. to consummate the closing contemplated by the agreement relating to the acquisition of the assets of Harinas de Puerto Rico, Inc. shall have been satisfied or waived by Harinas de Puerto Rico, Inc. and such closing shall be consummated simultaneously with the Closing hereunder.

     4.   Representations and Warranties of Seller.

          Seller hereby represents and warrants to Buyer as follows:

          (a) Authority. Seller and Seaboard Bakeries are duly organized, validly existing and in good standing under the laws of the state of Delaware, and are authorized to do business in the Commonwealth of Puerto Rico. Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by Seller to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws relating to the protection of debtors and by principles of equity. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give right to a right of termination, cancellation or acceleration of any material obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of the properties or assets of Seller or Seaboard Bakeries under, any provision of (i) the corporation law of the State of Delaware, (ii) the Certificate of Incorporation or By-laws of Seller or Seaboard Bakeries, (iii) except as disclosed on the Schedules hereto, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which Seller or Seaboard Bakeries is a party or by which any of their respective properties or assets are bound which was entered into without the knowledge of Mr. Ramon Calderon by officers or employees of Seller or Seaboard Bakeries not under the direct or indirect supervision of Mr. Ramon Calderon, or (iv) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to Seller or Seaboard Bakeries or the property or assets of Seller or Seaboard Bakeries and not to Buyer or the property or assets of Buyer, other than any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that individually or in the aggregate would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations the Business. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any other person, is required to be obtained or made by or with respect to Seller or Seaboard Bakeries or their respective affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (A) those set forth on Schedule 4(a),
(B) compliance with and filings under the HSR Act, if applicable, and (C) those that may be required solely by reason of Buyers' and their lenders (as opposed to any other third party's) participation in the transactions contemplated hereby.

          (b) Title to the Assets and the Shares. Seller has good and valid title to the Assets and the Shares, directly or through Seaboard Bakeries, free and clear of any liens or encumbrances other than Permitted Encumbrances. Upon delivery to CB at the Closing in Shawnee Mission, Kansas, of certificates representing the Shares, duly endorsed by Seller for transfer to CB, and upon delivery to HDPR and CB of the documents described in
Section 3(a)(iv)(D) and (E), good and, in the case of real properties, recordable, title to the Assets and the Shares will pass to Buyers, free and clear of any liens or encumbrances other than Permitted Encumbrances.

          (c) Capital Stock of Seaboard Bakeries. The authorized capital stock of Seaboard Bakeries consists of 1,000 shares of common stock, no par value, of which 100 shares, constituting the Shares, are duly authorized and validly issued and outstanding, fully paid and nonassessable. Seller is the registered and bene ficial holder of the Shares. The Shares have not been issued in violation of, and none of the Shares is subject to, any preemptive or similar rights. Except as set forth above, there are no shares of capital stock or other equity securities of Seaboard Bakeries outstanding. There are no outstanding warrants, options, agree ments, convertible or exchangeable securities or other commitments (other than this Agreement) pursuant to which Seller is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of Seaboard Bakeries, and there are not any equity securities of Seaboard Bakeries reserved for issuance for any purpose.
      5. Covenants of Seller. Seller covenants and agrees as follows:

          (a) Ordinary Conduct of Business by Seller. Except for actions taken by Mr. Ramon Calderon and officers or employees of Seller or Seaboard Bakeries under the direct or indirect supervision of Mr. Ramon Calderon, and except as permitted by the terms of this Agreement, from the date hereof to the Closing Date, Seller will conduct the Business in the ordinary course in substantially the same manner as presently conducted. Except for actions taken by Mr. Ramon Calderon and officers or employees of Seller or Seaboard Bakeries under the direct or indirect supervision of Mr. Ramon Calderon, and except as set forth on Schedule 5(a) or otherwise expressly permitted by the terms of this Agreement, from the date hereof to the Closing Date, Seller, will not, and will not permit Seaboard Bakeries to, do any of the following without the prior written consent of Buyers, which consent shall not be unreasonably withheld or delayed:

                           (i)     amend Seaboard Bakeries' Certificate of
Incorporation or By-laws;
                          (ii)     issue any capital stock of Seaboard
Bakeries or any option, warrant or right relating thereto or any securities convertible into or exchangeable for any shares of such capital stock;

                         (iii)     adopt or amend in any material respect any
employee benefit plan or collective bargaining agreement in any way affecting the employees of the Business;

                          (iv)     approve any compensation or other benefit
increases to employees of the Business;

                           (v)     incur or assume any liabilities, obliga
tions or indebtedness for borrowed money or guarantee any such liabilities, obligations or indebtedness, other than in the ordinary course of business consistent with past practice; provided that in no event shall the Seller or Seaboard Bakeries incur, assume or guarantee any long-term indebtedness for borrowed money relating to the Business;

                          (vi)     permit, allow or suffer any of the Assets
or Shares to be subjected to any encumbrance other than Permitted
Encumbrances;

                         (vii)     cancel any material indebtedness
(individually or in the aggregate) or waive any claims or rights of substantial value;

                        (viii) make or incur any capital expenditure or expenditures which, individually, is in excess of $10,000;

                          (ix)     make any material change in the conduct or
character of the Business;

                           (x)     make any sale, assignment, transfer or
other conveyance of any of the Assets, except in the ordinary course of business;

                          (xi)     acquire or agree to acquire any assets
that will form part of the Assets other than in the ordinary course of business;

                         (xii)     enter into any material transactions other
than in the ordinary course of business;

                        (xiii) take any action that would cause or permit the representations and warranties made herein to be inaccurate at the Closing Date; or

                         (xiv)     agree, whether in writing or otherwise, to
do any of the foregoing.

None of the actions described above may be taken by Mr. Ramon
Calderon or any person under his direct or indirect supervision without the express approval of Mr. Robert Steer.

          (b) Access. Prior to the Closing, Seller will give each Buyer and its financing sources, and their respective representatives, employees, counsel and accountants, access, during normal business hours and upon reasonable notice, to the personnel, properties, books and records of Holsum Bakers and Seaboard Bakeries. Seller will arrange for its directors, officers, employees and independent public accountants and legal counsel to cooperate with such examination. Each Buyer and its representatives shall execute such confidentiality agreements as Seller shall reasonably require.

          (c) Insurance. Seller shall keep, or cause to be kept, all insurance policies relating to the Business, or suitable replacements therefor, in full force and effect through the close of business on the Closing Date.

          (d) Resignations. On the Closing Date, Seller shall cause to be delivered to Buyer duly signed resignations, effective immediately after the Closing Date, of all directors of Seaboard Bakeries and shall take such other action as is necessary to accomplish the foregoing.

          (e) Insured Claims. (i) Notwithstanding anything to the contrary set forth herein, Seller will assume full responsibility as of the Closing Date for all claims relating to events occurring before Closing which are covered by the insurance policies set forth on Schedule 5(e) (such claims being herein called "Insured
Claims," and such policies being herein called "Section 5(e)
Policies").
               (ii) Buyers shall bear, or shall reimburse Seller for, such portion of the amounts payable by Seller following the Closing under the Section 5(e) Policies and any similar prior policies as are attributable to liabilities which would be Assumed
Liabilities but for this Section, such amount to be determined by agreement of Buyers and Seller, including retroactive or retrospective premium adjustments relating thereto.
               (iii) With respect to all Insured Claims, Buyers shall cooperate in all reasonable respects with Seller (and its affiliates) in the defense thereof. Such cooperation shall include the retention and (upon Seller's request) the provision to Seller of records and information which are reasonably relevant to such Insured Claims, and making employees available on a mutually convenient basis to testify and provide additional information and explanation of any materials provided.
               (iv) Any disputes with respect to the coverage of any claim which would constitute an Assumed Liability but for this Section under any Section 5(e) Policy shall be prosecuted entirely at Buyers' expense.
          (f)  Other Transactions.  Prior to the Closing, none of
Seller, nor any affiliate of Seller shall, nor shall they permit any of their respective officers, directors, stockholders or other representatives to, directly or indirectly, encourage, solicit or initiate discussions or negotiations with, any corporation, partnership, person, or other entity or group (other than Buyers and their representatives) concerning any merger, sale of securities, sale of assets or similar transaction involving the Business.
          (g) Non-Competition. (i) Seller, on its behalf and on behalf of its affiliates and subsidiaries, agrees that, for a period of ten (10) years after the Closing Date, Seller and its affiliates shall not, directly or indirectly, engage in (1) the production, marketing or sale of bakery products, or (2) the manufacture, marketing or sale of flour, in each case in Puerto Rico or with respect to customers in Puerto Rico (the "Restricted Business"), or acquire any equity securities of, or make any loan to, or enter into any joint venture or similar agreement with, any person engaged in the Restricted Business in Puerto Rico or with respect to customers in Puerto Rico; provided, however, that this clause (i)(2) shall not prohibit (A) any minority investment in any entity that is not engaged in the Restricted Business as a material line of business,
(B) any joint venture for which the Restricted Business is not a material line of business or (C) any investment representing less than 5% of the ownership in a publicly traded company in the management of which Seller does not participate. This covenant (the "Restrictive Covenant") shall cease to have any effect with respect to the business described in clause (i)(2) above if Mr. Ramon
Calderon, or his lineal descendants, persons who are members of the management of the Business on the Closing Date, or any person or entity acquiring an interest in the Business as a result of a foreclosure or work-out of the acquisition financing shall at any time cease to own, directly or indirectly, a controlling interest in the "Business" (as defined in the Asset Purchase Agreement relating to the acquisition of Harinas de Puerto Rico, Inc.).
                          (ii)     The parties agree that if any
court of competent jurisdiction determines that the Restrictive
Covenant or
any part thereof is invalid or unenforceable, the remainder of the Restrictive Covenant shall not thereby be affected and shall be given full effect, without regard to the invalid portions. Furthermore, if any portion of the Restrictive Covenant, or the application of any portion of the Restrictive Covenant to any person or circumstances, shall be held invalid or unenforceable by any court of competent jurisdiction, the remaining portion of the Restrictive Covenant, or the application of such portion of the Restrictive Covenant to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. In either of the foregoing cases, the parties agree that they will amend the terms of the Restrictive Covenant or portion thereof so determined to be invalid or unenforceable, but only in the most minimal manner necessary to make such terms comply with the determination of such court.
                         (iii)     If Seller breaches, or threatens to commit
a breach of, the Restrictive Covenant, Buyers shall have the right to have the Restrictive Covenant specifically enforced by any court of competent jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to Buyers and that money damages will not provide an adequate remedy to Buyers. Such right of specific performance shall be independent of, and in addition to, and not in lieu of, any other rights and remedies available to Buyer at law or in equity.

          (h) Supplemental Disclosure. Seller shall have the continuing obligation until the Closing promptly to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in such Schedules; provided, however, that for the purpose of the rights and obligations of the parties hereunder, any such supplemental or amended disclosure shall not be deemed to have been disclosed as of the date of this Agreement unless so agreed in writing by Buyer.

          (i) Tax Ruling. Seller shall use its best efforts to obtain the ruling referred to in Section 3(b)(v).

     6.   Representations and Warranties of Buyers.

          (a) Each Buyer hereby jointly and severally represents and warrants to Seller that it is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Puerto Rico. Each Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. All corporate acts and other proceedings required to be taken by each Buyer to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and properly taken. This Agreement has been duly executed and delivered by each Buyer and constitutes a valid and binding obligation of each Buyer, enforceable against each Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws relating to the protection of debtors and by principles of equity. The execution and delivery of this Agreement by each Buyer does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give right to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any lien, claim, encumbrance, security interest, option, charge or restriction of any kind upon any of its properties or assets under, any provision of (i) the corporation law of the Commonwealth of Puerto Rico, (ii) its Certificate of Incorporation or By-laws, (iii) except as disclosed on the Schedules hereto, any material note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement or arrangement to which it is a party or by which any of its properties or assets are bound, or (iv) any judgment, order or decree, or statute, law, ordinance, rule or regulation applicable to it or its property or assets and not to Seller or the property or assets of Seller, other than any such conflicts, violations, defaults, rights or liens, claims, encumbrances, security interests, options, charges or restrictions that individually or in the aggregate would not have a material adverse effect on the business, assets, condition (financial or otherwise) or results of operations of the Business. No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required to be obtained or made by or with respect to Buyers or their respective affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, other than (A) those described on Schedule 6, (B) compliance with and filings under the HSR Act, if applicable, and (C) those that may be required solely by reason of Seller's (as opposed to any other third party's) participation in the transactions contemplated hereby.

     7.   Mutual Covenants.

          (a) Consents. Buyers and Seller shall use their reasonable best efforts to obtain, prior to the Closing, any consents of third parties and any authorizations or permits from any governmental authority required in connection with the consummation of the transactions contemplated herein; provided, however, that (i) Buyers shall be solely responsible for obtaining any consent required in connection with the assignment of particular contracts, licenses, authorizations or permits that require the consent of a counterparty or government entity as a condition to such assignment (including the consent of the Puerto Rico government under Seaboard Bakeries' grant of tax exemption), as well as for obtaining new governmental permits and authorizations to replace permits and authorizations that are not assignable, and (ii) the obtaining of any consent or new governmental permit or authorization referred to in clause (i) shall not be a condition to Buyers obligations to consummate the Closing.

          (b) Cooperation. Each Buyer and Seller shall cooperate with each other and shall cause their officers, employees, agents, auditors and representatives to cooperate with each other after the Closing to ensure the orderly transition of the Assets from Seller to Buyers and to minimize any disruption to the respective businesses of Seller or Buyers that might result from the transactions contemplated hereby. Each party shall reimburse the other for reasonable out-of-pocket costs and expenses incurred in connection with actions taken at the request of the other party pursuant to this Section 7(b), provided that the party seeking such reimbursement shall have notified the other prior to incurring any such expense that it intends to seek reimbursement for such expense.

          (c) Publicity. Seller and Buyers agree that, from the date hereof through the Closing Date, no public release or announcement, and no disclosure to any third party, concerning the transactions contemplated hereby shall be made by either party without the prior consent of the other party, except as such release or announcement may be required by law or by the regulations of the American Stock Exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance to the extent possible. Buyers acknowledge Seller s Press Release of October 20, 1998.
          (d) Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to cause the Closing to occur as soon as possible.
          (e) Records. On the Closing Date, Seller shall deliver or cause to be delivered to the relevant Buyer all original agree ments, documents, books, records and files (collectively, "Records"), in the possession of Seller relating to the Business, except that Seller may retain all Records prepared in connection with the sale of the Assets and the Shares. Seller shall have access to and be authorized to make copies of any Records delivered to the Buyers. Each Buyer shall keep all Records for six years after the Closing Date or until the expiration of the applicable statute of limitations for third party claims, if longer.
          (f) Seller Trade Payables. Buyers shall repay in full, within five days after the Closing Date, all trade payables and all intercompany payables due by Holsum Bakers or Seaboard Bakeries to Seller or any affiliate of Seller. On the Closing Date, such trade and intercompany payables shall be secured by the same collateral securing the Note. Non-payment of these payables shall be deemed a default under the Note.

          (g) Confidentiality. Each party shall take reasonable appropriate actions to keep confidential, and cause its affiliates and instruct its and their officers, directors, employees and advisors to keep confidential, all nonpublic information relating to the Business, Seller, Seaboard Bakeries and Buyers, except as required by law or administrative process or the rules of the American Stock Exchange and except for information which becomes public other than as a result of a breach of this Section 7(g), and provided that this covenant shall not restrict the ability of any person's and its affiliates' respective officers, directors, advisors and employees to discuss such information internally.

          (h) Cooperation with Respect to Litigation. Buyers shall cooperate with Seller in all respects, at Seller's expense, in the defense of all claims which constitute Retained Liabilities.

          (i) Liquidation of Seaboard Bakeries.   Buyers jointly and
severally agree that Seaboard Bakeries will be liquidated into CB, and its legal existence dissolved, within 30 days after the Closing Date.

     8.   Employee Matters.

          (a) HDPR shall offer employment, effective as of the Closing Date, on the same terms and conditions as provided by Seller as of the Closing Date, including compensation level and benefits, to each person employed by Seller in the Holsum Business in Puerto Rico on the Closing Date. Notwithstanding the above, Buyers intend to change the existing defined benefit plan of Seller and Seaboard Bakeries to a defined contribution plan, it being understand that Buyers shall be responsible for any liability or claim resulting from such action.

                      (b) The parties shall take all actions required on their part to cause Buyers to substitute the sponsors of the Plan effective as of the Closing Date.

     9.   Further Assurances.

          From time to time, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by, or give effect to the agreements set forth in, this Agreement.

     10.  Indemnification.

          (a) Indemnification by Seller. Seller shall indemnify each Buyer and its officers, directors, employees and agents and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to income taxes, for which indemnification provisions are set forth in
Section 11) to the extent arising from (i) any breach of any representation or warranty of Seller contained in this Agreement,
(ii) any breach of any covenant of Seller contained in this Agreement requiring performance after the Closing Date, (iii) the Retained Liabilities and (iv) Insured Claims, but only to the extent actually covered by the Section 5(e) Policies; provided, however, that Seller shall not have any liability under clause (i) above unless the aggregate of all losses, liabilities, costs and expenses relating thereto for which Seller would, but for this provision, be liable exceeds on a cumulative basis an amount equal to $350,000, and then only to the extent of any such excess up to a maximum aggregate amount equal to $1,500,000; and provided further, however, that Seller shall not have any liability hereunder for any breach of a representation or warranty of Seller contained in this Agreement if Mr. Ramon Calderon or any officer of Seller or Seaboard Bakeries directly or indirectly supervised by him had actual or constructive knowledge of such breach on the Closing Date.

          (b) Indemnification by Buyer. Each Buyer shall jointly and severally indemnify Seller, its affiliates and each of its officers, directors, employees and agents against and hold them harmless from any loss, liability, claim, damage or expense (including reasonable legal fees and expenses) suffered or incurred by any such indemnified party (other than any relating to income taxes, for which indemnification provisions are set forth in Section
11) to the extent arising from (i) any breach of any representation or warranty of any Buyer contained in this Agreement, (ii) any breach of any covenant of any Buyer contained in this Agreement requiring performance after the Closing Date, and (iii) the Assumed Liabilities.

          (c) Losses Net of Insurance. The amount of any loss, liability, claim, damage or expense for which indemnification is provided under this Section 10 shall be net of any amounts recovered or recoverable by the indemnified party under insurance policies with respect to such loss, liability, claim, damage or expense and net of any tax benefit derived by the indemnified party from such loss, liability, claim, damage or expense.

          (d) Termination of Indemnification. The obligations to indemnify and hold harmless a party hereto, (i) pursuant to Sections 10(a)(i) and 10(b)(i), shall terminate when the applicable representation or warranty terminates pursuant to Section 15,
(ii) pursuant to Sections 10(a)(ii) and 10(b)(ii), shall terminate when the applicable covenant terminates in accordance with its terms, and (iii) pursuant to Sections 10(a)(iii), 10(a)(iv) and 10(b)(iii), shall not terminate; provided, however, that as to clause (i) above such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the person to be indemnified or the related party hereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the indemnifying party.
          (e) Procedures Relating to Indemnification. In order for a party (the "indemnified party") to be entitled to any indemnification provided for under this Agreement, arising out of or involving a claim or demand made by any person, firm, governmental authority or corporation against the indemnified party (a "Third Party Claim"), such indemnified party must notify the indemnifying party in writing, and in reasonable detail, of the Third Party Claim within 30 days after receipt by such indemnified party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the indemnifying party shall have been actually prejudiced as a result of such failure (except that the indemnifying party shall not be liable for any expenses incurred during the period following the end of such 30-day period referred to above in which the indemnified party failed to give such notice and the date on which such notice is given). Thereafter, the indemnified party shall deliver to the indemnifying party, within ten (10) business days after the indemnified party's receipt thereof, copies of all notices and documents (including court papers) received by the indemnified party relating to the Third Party Claim.
               If a Third Party Claim is made against an indemnified party, the indemnifying party will be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof (unless the indemnifying party is also a party to such Third Party Claim and the indemnified party determines in good faith that joint representation would be inappropriate due to a potential conflict of interest) with counsel selected by the indemnifying party and reasonably satisfactory to the indemnified party. Should the indemnifying party be entitled under the preceding sentence to assume the defense of a Third Party Claim and so elect to assume such defense, the indemnifying party will not be liable to the indemnified party for legal expenses subsequently incurred by the indemnified party in connection with the defense thereof. If the indemnifying party assumes such defense, the indemnified party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense (except in the circumstances set forth in the parenthetical to the first sentence of this paragraph). The indemnifying party shall be liable for the fees and expenses of counsel employed by the indemnified party for any period during which the indemnifying party has not assumed the defense thereof (other than during any period following the 30-day period referred to in the first sentence of this Section 10(e) in which the indemnified party shall have failed to give notice of the Third Party Claim as provided above). If the indemnifying party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Whether or not the indemnifying party shall have assumed the defense of a Third Party Claim, the indemnified party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld or delayed).
          (f) This Section 10 shall not apply to indemnification for taxes, which shall be governed by Section 11.
     11.  Tax Matters.
          (a)  Income Tax Matters Relating to Seaboard Bakeries
                           (i)     Income Tax Liability. Buyers
shall be responsible and shall indemnify Seller for any federal and Puerto
Rico income tax liabilities (net of any foreign tax credit) of Seaboard Bakeries relating to the period from August 2, 1998 to the Closing Date, provided that Buyers shall not be responsible for any additional federal income tax incurred during such period which is attributable to: (i) Seaboard Bakeries' revocation of its election under Section 936 of the United States Internal Revenue Code (the "Section 936 revocation"), or (ii) its election under
Section 338(h)(10) of the United States Internal Revenue Code (the "Section 338(h)(10) election"). Buyers shall agree, at the request of Seller, to the Section 338(h)(10) election and the Section 936 revocation. Seller shall be responsible and shall indemnify Buyers for any federal and Puerto Rico income tax liabilities of Seaboard Bakeries for any period prior to August 2, 1998 (net of any estimated payments or overpayments refundable to Seller), and for any federal income tax attributable to: (i) the Section 936 revocation, or (ii) its Section 338(h)(10) election. The income taxes for the period that includes August 2, 1998 shall be allocated among the parties based on Seaboard Bakeries' monthly financial statements as of, and for the year to date period ended on, August 1, 1998, provided that reconciling items between book net income and net taxable income shall be attributed to the period to which they are directly allocable and those items not attributable to any period shall be apportioned based on the net taxable income before such reconciling items. The marginal income tax rate for both periods (on and before August 1 and on and after August 2, 1998) shall be the same.

                          (ii)     United States Income Tax
Liability and Filings. The taxable period of Seaboard Bakeries that includes the Closing Date shall be reported to the United States by the Seller. Seller will timely prepare and file with the appropriate authorities (after approval by Buyer, which approval shall not be unreasonably withheld or delayed) all United States income tax returns, reports and forms required to be filed and will pay all income taxes due with respect to such returns, reports and forms. Buyer shall, within thirty (30) days of the later of the filing of such return or notification by Seller of the amounts owed, pay to Seller any amounts that are owed in accordance with the allocation methodology set forth above. Conversely, if amounts are owed to Buyer, they shall be paid within thirty (30) days of the filing of such return. For tax periods commencing after the Closing Date, Buyer shall be responsible for preparing and filing all returns, reports and forms and for any liability associated with those filings.

                         (iii)     Puerto Rico Income Tax Liability
and Filings. The taxable period of Seaboard Bakeries that includes the Closing
Date shall be reported to the Puerto Rico tax authorities by the Buyer. Buyer will timely prepare and file with the appropriate authorities (after approval by Seller, which approval shall not be unreasonably withheld or delayed) all Puerto Rico income tax returns, reports and forms required to be filed and will pay all income taxes due with respect to such returns, reports and forms.
Seller shall, within thirty (30) days of the later of the filing of such return or notification by Buyer of the amounts owed, pay to Seller any amounts owed in accordance with the allocation methodology set forth above. Conversely, if amounts are owed to Seller, they shall be paid within thirty (30) days of the filing of such return.
                          (iv)     Tax Audits and Amended Returns.  Any
liability or refund resulting from a tax audit, revenue agent review or similar proceeding of either taxing jurisdiction shall be borne or shared by Seller and Buyer in accordance with the allocation methodology set forth above and paid over to the appropriate party within thirty (30) days of the finalization of such proceeding. Seller shall give notice to Buyer of any United
States audits and allow Buyer to participate in the process. Seller shall not agree to any audit adjustments which would increase Buyer s income or other tax liability without Buyer s consent, which consent shall not be unreasonably withheld or delayed. Buyer shall give notice to Seller of any Puerto Rico audits and allow Seller to participate in the process. Buyer shall not agree to any audit adjustments which would increase Seller s income or other tax liability without Seller s consent, which consent shall not be unreasonably withheld or delayed. Buyer shall, if Seller so requests and at Seller s expense, file for and obtain any refunds or credits to which Seller is entitled under this Section. Buyer shall permit Seller to control the prosecution of any such refund claim and, where deemed appropriate by Seller, authorize by appropriate powers of attorney such persons as Seller shall designate to represent the Seller or Seaboard Bakeries with respect to such refund claim. Buyer shall forward to Seller any refund within thirty (30) days after the refund is received (or reimburse Seller for any such credit within thirty (30) days after the credit is allowed and applied against other income tax liability), provided, however, that such amounts payable to Seller shall be net of any reasonable expense incurred by Buyer attributable to the receipt of such refund and/or the payment of such amount to Seller. Seller and Buyer shall treat any payments under the preceding sentence that Seller shall receive pursuant to this Section as an adjustment to the Purchase Price.

          (b)  Income Tax Matters relating to Holsum Bakers

                           (i)     Income Tax Liability.  Buyer
shall be responsible and shall indemnify Seller for any Puerto Rican income tax liabilities of Holsum Bakers related to the period from August 2, 1998 to the Closing Date (net of any estimated payments made after August 2, 1998 or overpayments attributable to such payments), but excluding any gains resulting from the sale of the Holsum Assets and the Shares. Seller shall be responsible and shall indemnify Buyers for any Puerto Rican income tax liabilities of Holsum Bakers for any period prior to August 2, 1998 (net of any estimated payments or overpayments attributable to such payments and refundable to Seller) and for any tax attributable to any gains resulting from the sale of the Holsum Assets and the Shares. The amount of such Puerto Rican income tax liabilities for the taxable period including the period from January 1, 1998 to the Closing Date will be allocated among the parties as provided in
Section 11(a) above. The Buyer's income tax liability for the period that includes August 2, 1998 shall be determined assuming a marginal tax rate of 39%. In addition, the interest paid by Buyer to Seller as an increase to the Purchase Price pursuant to
Section 2(b)(iii) shall be treated as interest expense to Buyer and as interest income to Seller for purposes of calculating the income tax liability. The apportioning of income tax liabilities as provided above shall not have any bearing on the Seller's ability to claim on its U.S. income tax return a foreign tax credit for the Puerto Rican taxes paid.
                          (ii)     Tax Returns.  Seller shall be responsible
for filing the Puerto Rican income tax returns of Holsum Bakers for the period from January 1, 1998 to the Closing Date. On the Closing Date, Seller and Buyer shall agree on an estimated amount of income taxes to be paid by Buyer pursuant to Section 11(b)(i), which amount shall be paid by Buyer to Seller ten (10) business days after the later of (A) the date notice requesting payment is given to Buyer by Seller and (B) the date when the tax is due. Such amount shall be collateralized by the same collateral securing the Note. If, based on the tax return to be filed, the amount of income taxes attributable to the Buyer is more or less than the aforementioned estimated amount, then the excess or the shortage shall be paid to the Buyer or Seller, as the case may be, on or before thirty (30) days after the income tax return is filed.

                         (iii)     The aforementioned apportionment of the
Puerto Rican income tax liability shall be made irrespective of Seller's ability to take as a credit any Puerto Rican income tax paid.

                          (iv)     Any adjustments to the income tax liability
based on audit shall be borne in accordance with the apportionment set forth herein within thirty (30) days after the final audit determination.

          (c) General Tax Matters. Seller and Buyers shall reasonably cooperate, and shall cause their respective affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all returns, reports and forms relating to income taxes, including maintaining and making available to each other all records necessary in connection with income taxes and in resolving all disputes and audits with respect to all taxable periods relating to income taxes. Buyers and Seller recognize that Seller and its affiliates will need access, from time to time, after the Closing Date, to certain accounting and tax records and information of Holsum Bakers and Seaboard Bakeries, and therefore, each party agrees (1) to use its best efforts to properly retain and maintain such records until such time as the other party agrees that such retention and maintenance is no longer necessary; and (2) to allow the other party and its agents and representative (and agents or representatives of any of its affiliates), at times and dates mutually acceptable to the parties, to inspect, review and make copies of such records as the other party may deem necessary or appropriate from time to time, such activities to be conducted during normal business hours and at the other party's expense.

     12.  Assignment.

          This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any Buyer or Seller (including by operation of law) without the prior written consent of the other parties hereto; provided, however, that (i) any Buyer may assign its right hereunder to a subsidiary or affiliate of such Buyer which is controlled by Mr. Ramon Calderon without the prior written consent of Seller and (ii) Seller may assign its rights and obligations hereunder to any entity wholly owned by Seller; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder.

     13.  No Third-Party Beneficiaries.

          This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and such assigns, any legal or equitable rights hereunder.
     14.  Termination.
          (a) Anything contained herein to the contrary notwith standing, this Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing Date:
                           (i)     by mutual written consent of Seller and
Buyers;

                          (ii)     by either party hereto, if the Closing does
not occur on or prior to December 31, 1998;

                         (iii)     by Seller, if on or prior to December 4,
1998, Buyers shall not have executed a credit agreement providing for sufficient financing to consummate the transactions contemplated herein and containing terms that, to the extent affecting the rights of Seller or the ability of Buyers to consummate the transactions contemplated herein, shall be reasonably satisfactory to Seller; or

                          (iv)     by Seller, as provided in Section 1(g), in
the event that Seller and Buyers shall not reach an agreement with respect to any adverse economic effect arising from any change in any applicable law or regulation adopted prior to the Closing Date and requiring any tax withholding with respect to payment of the Purchase Price;

provided, however, that the party seeking termination pursuant to clause (ii) or (iii) is not in breach of any of its representations, warranties, covenants or agreements contained in this Agreement. Seller shall not be deemed to be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement as a result of any act or any failure to take any required action by Mr. Ramon Calderon and/or officers or employees of Seller or Seaboard Bakeries under the direct or indirect supervision of Mr. Ramon Calderon.

          (b) In the event of termination by Seller or Buyers pursuant to this Section 14, written notice thereof shall forthwith be given to the other party and the transactions contemplated by this Agreement shall be terminated, without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

                           (i)     Buyers shall return all documents and other
material received from Seller relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof, to Seller;

                          (ii)     if such termination is pursuant to Sec-
tion 14(a)(ii) under such circumstances that all the conditions to Closing set forth in Section 3(a) shall have been satisfied or would have been satisfied but for any action taken or omitted to be taken by Buyer or any of its affiliates, then such termination shall not result in any liability to Seller; and

                         (iii)     if such termination is pursuant to
Section 14(a)(ii) under such circumstances that all the conditions to Closing set forth in Section 3(b) shall have been satisfied or would have been satisfied but for any action taken or omitted to be taken by Seller or any of its affiliates, then such termination shall not result in any liability to Buyer.

          (c) If this Agreement is terminated and the transactions contemplated hereby are abandoned as described in this Section 14, this Agreement shall become void and of no further force and effect, except for the provisions of (i) Section 16 hereof relating to expenses, (ii) Section 7(c) hereof relating to publicity,
(iii) Section 22 hereof relating to finder's fees and broker's fees,
(iv) this Section 14 and (v) Section 7(g) relating to confidentiality. Nothing in this Section 14 shall be deemed to release either party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement or to claim damages from the other party for breach of this Agreement; provided, however, that a termination of this Agreement based solely on the breach of a representation, which breach is not intentional and does not involve fraud or bad faith, shall only entitle the non-breaching party to recover its out-of-pocket expenses incurred in connection with this transaction, and not any consequential or other damages.

     15.  Survival of Representations.

          The representations and warranties in this Agreement shall survive the Closing for a period of one year commencing on the Closing Date. The representations and warranties in the Note, the collateral documents securing the Note and the Guaranty shall survive until the Note is paid in full. The obligations of each party hereto under the covenants that are required to be performed after the Closing pursuant to this Agreement and the Assumption Agreement and the obligations of Mr. Ramon Calderon and Buyers under the Note, the collateral documents securing the Note and the Guaranty shall survive until such obligations have been fully performed.

     16.  Expenses.

          Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses. The relevant Buyer shall be responsible for the payment of the expenses related to the preparation and execution of the real property deeds necessary for the transfer of the Real Property (except for the internal revenue stamps to be affixed to the original of the real property deeds, which shall be paid by Seller), and for the payment of the internal revenue stamps required in the first certified copy of such deeds and the internal revenue vouchers required for the recordation of such deeds in the Registry of Property of Puerto Rico. The relevant Buyer shall also be responsible for the expenses related to the execution and recordation of any mortgages and security interests provided herein. If the transactions contemplated hereby are not consummated within the agreed period, Buyers and Ramon Calderon shall reimburse Seller for any expenses of Buyers paid for by Seller or Seaboard Bakeries related to the transaction within ten (10) days after the termination of this Agreement.

     17.  Amendments.

          No amendment to this Agreement shall be effective unless it shall be in writing and signed by all parties hereto.

     18.  Notices.

          All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex, cable or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed given when so delivered by hand, telexed, cabled or telecopied, or if mailed, three days after mailing (one business day in the case of express mail or overnight courier service), as follows:

               (a)  if to any Buyer,

                    Mr. Ramon Calderon
                    Holsum Bakers of Puerto Rico
                    Call Box 8282
                    Toa Baja, P.R.  00951
                    Telecopier: (787) 251-2060

                  with copies to:

                    McConnell Valdes
                    270 Munoz Rivera Avenue
                    Hato Rey, Puerto Rico 00918
                    Telecopier: (787) 759-8282
                    Attention: Julio Pietrantoni, Esq.

               (b)  if to Seller,

                    Seaboard Corporation
                    9000 West 67th Street
                    PO Box 2972
                    Shawnee Mission, Kansas 66201
                    Telecopier: (913) 676-8978
                    Attention: David M. Becker, Esq.
                               Department of Legal Affairs

               with copies to:

                    Sullivan & Worcester LLP
                    One Post Office Square
                    Boston, MA 02108
                    Telecopier: (617) 338-2880
                    Attention: Marshall L. Tutun, Esq.

                              and

                    Fiddler Gonzalez & Rodriguez, LLP
                    254 Munoz Rivera Avenue
                    Hato Rey, Puerto Rico 00918
                    Telecopier: (787) 754-7539
                    Attention: Rafael Cortes Dapena, Esq.

     19.  Interpretation.

          The headings contained in this Agreement, in any Exhibit or Schedule hereto and in the table of contents to this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     20.  Counterparts.

          This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party.

     21.  Entire Agreement.
          This Agreement, including the Schedules and Exhibits hereto, contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and super sedes all prior agreements and understandings relating to such subject matter.
     22.  Fees.
          Each party hereto hereby represents and warrants that no brokers or finders have acted for such party in connection with this Agreement or the transactions contemplated hereby, and agrees to indemnify the other for any such fees.
     23.  Severability.
          If any provision of this Agreement or the application of any such provision to any person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof.
     24.  Governing Law; Consent to Jurisdiction.
          This Agreement shall be governed by and construed in accordance with the laws of New York, without regard to the conflicts of law principles thereof, except as to matters relating to real estate, in which case Puerto Rico law shall apply. Each party hereto consents to the jurisdiction of the courts of New York and of the federal courts in New York in connection with any claim arising hereunder, and waives and expressly agrees not to raise any claim that it is not personally subject to the jurisdiction of such court, that the venue of the suit is improper, that this agreement may not be litigated in such court, and expressly agrees not to raise forum non conveniens in any such proceeding. With respect to any action brought by any Buyer against Seller pursuant to
Section 10(a)(i) or (ii), Buyers agree to bring such action in a New York court so long as such New York court shall have jurisdiction (including as a result of the consent to jurisdiction contained herein) over the parties and the subject matter of the action.
Other actions brought by any Buyer and actions brought by Seller may also be brought in any appropriate forum. Each of the parties agrees that service of process may be made upon it by certified or registered mail to the address for notices set forth in this agreement or as otherwise provided by law.

     25.  Waiver of Trial by Jury.
          Seller and Buyers expressly waive all right to trial by jury in any action, proceeding or counter claim related to this Agreement. The parties acknowledge that the provisions of this paragraph have been bargained for and that they have been represented by counsel in connection therewith.
     26. Schedules. Matters disclosed in any Schedule hereto shall be deemed to have been disclosed in all Schedules hereto. All Schedules shall be integral part of this Agreement.
                               - 52 -
     27.  Execution by Mr. Ramon Calderon.
          Mr. Ramon Calderon is executing this agreement solely for purposes of confirming his agreement set forth in Sections 5(a) and 16.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first written above.


SEABOARD CORPORATION                   HDPR ACQUISITIONS CORP.



By: /s/ Robert Steer                   By: /s/ Ramon Calderon
Name:  Robert Steer                    Name:  Ramon Calderon
Title: Vice President-                 Title: President
       Chief Financial Officer

                                       CB ACQUISITIONS CORP.



By: /s/ Ramon Calderon                 By: /s/ Stanley N. Woodworth
       Ramon Calderon                  Name:  Stanley N. Woodworth
                                       Title: Attorney in Fact


The following exhibits and schedules have been excluded from this filing, registrant agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request:


Exhibit A-Form of Promissory Note

Exhibit B-Form of Guaranty

Schedule 1(b) (i)-Real Property

Schedule 1(b) (ii)-Machinery & Equipment

Schedule 1(b) (iii)-Contracts

Schedule 1(b) (viii)-Trademarks

Schedule  1(b)  (xi)-Baking  Division  Consolidated  Balance
Sheet

Schedule  1(h)  (i)-Claims, Product Liability  and  Accident
Complaints

Schedule 3(a) (iv) (D)-Title Studies

Schedule 4(a)-Consents to Transaction (Seller)

Schedule  5(a)-Seaboard Bakeries Ordinary Course of Business
Exceptions

Schedule 5(e)-Holsum Bakers and Harinas De Puerto Rico insurance policies

Schedule 6-Consents to transaction (buyer)